Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Earliest Report Event:  May 9, 2012

Spine Pain Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5225 Katy Freeway

Suite 600

Houston, Texas   77007

(Address of principal executive office) (Postal Code)

(713) 521-4220

(Registrant’s telephone number)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2012, our Chief Operating Officer, John Talamas, resigned in order to focus on his other business interests. His employment agreement previously expired on May 1, 2012. He will remain a member of the Board of Directors.

Item 8.01 Other Events.

On May 9, 2012, we entered into and closed a Membership Interest Purchase Agreement, whereby we purchased 100% of the membership interests of Gleric Holdings, LLC from Eric K. Groteke and Glen C. Pettersen for aggregate consideration of 170,000 restricted shares of our common stock. Gleric Holdings owns a patent-pending technology and process involving a video and accessory apparatus for a video fluoroscopy unit, which apparatus is designed for the purpose of maintaining a sterile environment during video fluoroscopy procedures in order to video and audio document medical procedures that utilize this type of equipment.

In connection with this transaction, Dr. Groteke and Dr. Pettersen each entered into a non-compete agreement and lock-up/leak-out agreement with us. The lock-up/leak-out agreements provides that each of Dr. Groteke and Dr. Pettersen will sell (i) none of the shares of the common stock for a period of 12 months from the closing date and (ii) no more than 20,000 of the shares, each, during any one-month period thereafter.

Also in connection with the Gleric Holdings transaction, on May 9, 2012, we appointed Dr. Groteke as our Senior Vice President of Sales and Marketing/Chief Technology Officer. The employment agreement we entered into with him has a term of two years and provides that at such time as funds become available, our Board of Directors may, in its sole discretion, approve the payment of an annual base salary of $100,000 to Dr. Groteke, after a review of his performance under the agreement. A copy of the employment agreement is included as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Eric K. Groteke

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINE PAIN MANAGEMENT, INC.

/s/ William Donovan, M.D.
By: William Donovan, M.D.
Date: May 15, 2012	Chief Executive Officer